Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical audited consolidated financial statements of TopBuild Corp., a Delaware corporation (“we”, “us”, “our” or “TopBuild”), appearing in TopBuild’s Annual Report on Form 10-K for the year ended December 31, 2020 and the unaudited condensed consolidated financial statements of TopBuild appearing in TopBuild’s Form 10-Q for the quarterly period ended September 30, 2021, and the DI Super Holdings, Inc. (“DI”) historical audited consolidated financial statements as of and for the year ended December 31, 2020 and the unaudited consolidated financial statements of DI as of and for the nine months ended September 30, 2021 filed as Exhibits 99.1 and 99.2, respectively, to TopBuild’s Current Report on Form 8-K/A (the “Form 8-K/A”) to which the following unaudited pro forma condensed combined financial information is being filed as Exhibit 99.3 as adjusted to illustrate the estimated pro forma effects of TopBuild’s acquisition of DI.

The unaudited pro forma balance sheet gives effect to TopBuild’s acquisition of DI (the “DI Acquisition”) as if it had occurred on September 30, 2021. The unaudited pro forma statements of operations give effect to the DI Acquisition as if it had occurred as of January 1, 2020.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial information. In addition, the unaudited pro forma financial information has been compiled in accordance with the accounting policies of TopBuild as set out in the historical financial statements of TopBuild included in its Annual Report on Form 10-K for the year ended December 31, 2020.

The DI Acquisition will be accounted for and is presented in the unaudited pro forma condensed combined financial information as a purchase business combination in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Under ASC 805, the excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to our acquisition of DI. However, as of the date of the filing of the Form 8-K/A we have not completed the valuation studies necessary to determine with any certainty the fair values of the assets that we will acquire and the liabilities that we will assume and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and other valuation studies that we will arrange to obtain, and the amounts contained in the final purchase price allocation may differ materially from our preliminary estimates. The pro forma balance sheet includes a preliminary estimate of fair value adjustments for property and equipment and identifiable intangible assets such as tradenames and customer contracts, and the pro forma condensed combined statements of operations includes preliminary estimates of incremental depreciation and amortization expenses associated with the above described fair value adjustments. However, these amounts are subject to change as we have not completed the appraisal process as of the date of the filing of the Form 8-K/A. The pro forma adjustments do not include adjustments to deferred tax assets or liabilities other than with respect to DI’s historical goodwill and our preliminary estimate of the purchase price to be allocated to property and equipment and identifiable intangible assets and goodwill. The structure of the proposed transactions and certain elections that we may make in connection with the DI Acquisition and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of any deferred tax assets.

Revisions to the preliminary purchase price allocation could materially change the pro forma amounts of total assets, total liabilities, invested equity, depreciation and amortization and income tax expense resented herein.

The unaudited pro forma condensed combined financial information contained in this Exhibit 99.3 is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the proposed transactions been completed as of the dates presented and should not be taken as representative of our future consolidated results of operations or financial position.

TopBuild Corp.

Unaudited Condensed Combined Balance Sheet

(dollars in thousands)

	As of September 30, 2021
	Historical TopBuild	Historical DI	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$327,906	$1,093	$(244,646)	5(a)	$84,353
Receivables, net of an allowance for credit losses of $8,856 for Historical TopBuild and allowance for doubtful accounts of $2,011 for Historical DI	516,941	130,300	—		647,241
Inventories, net	202,018	123,984	16,513	5(i)	342,515
Prepaid expenses and other current assets	21,240	14,041	—		35,281
Total current assets	1,068,105	269,418	(228,133)		1,109,390

Right of use assets	104,047	53,473	1,109	5(e)	158,629
Property and equipment, net	203,530	30,001	9,302	5(f)	242,833
Goodwill	1,496,737	316,664	106,702	5(g)	1,920,103
Other intangible assets, net	234,872	221,846	236,154	5(h)	692,872
Deferred tax assets, net	2,751	—	—		2,751
Other assets	10,646	2,070	—		12,716
Total assets	$3,120,688	$893,472	$125,134		$4,139,294

LIABILITIES
Current liabilities:
Accounts payable	$382,932	$68,781	$—		$451,713
Current portion of long-term debt	23,557	20,789	(4,844)	5(b)	39,502
Accrued liabilities	141,261	40,944	(697)	5(j), 5(k)	181,508
Short-term lease liabilities	37,048	16,002	—		53,050
Income tax liability	—	1,454	—		1,454
Total current liabilities	584,798	147,970	(5,541)		727,227

Long-term debt	675,567	432,758	350,299	5(b)	1,458,624
Deferred tax liabilities, net	166,240	15,280	47,930	5(c)	229,450
Long-term portion of insurance reserves	47,775	—	1,394	5(k)	49,169
Long-term lease liabilities	71,290	39,639	—		110,929
Other liabilities	13,307	—	—		13,307
Total liabilities	1,558,977	635,647	394,082		2,588,706

Preferred stock, $0.01 par value: 10,000,000 shares authorized; 0 shares issued and outstanding	—	—	—		—
Common stock, $0.01 par value: 250,000,000 shares authorized; 39,119,507 shares issued and 32,925,383 outstanding at September 30, 2021	391	—	—		391
Treasury stock, 6,194,124 shares at September 30, 2021, at cost	(422,225)	—	—		(422,225)
Additional paid-in capital	861,228	361,517	(361,517)	5(d)	861,228
Accumulated deficit	—	(81,951)	81,951	5(d)	—
Accumulated other comprehensive loss	—	(21,741)	21,741	5(d)	—
Retained earnings	1,122,317	—	(11,123)	5(j)	1,111,194
Total equity	1,561,711	257,825	(268,948)		1,550,588

Total liabilities and equity	$3,120,688	$893,472	$125,134		$4,139,294

TopBuild Corp.

Unaudited Condensed Combined Statement of Operations

(in thousands, except share and per common share amounts)

	Nine Months Ended September 30, 2021
	Historical TopBuild	Historical DI	Transaction Accounting Adjustments		Pro Forma Combined
Net sales	$2,422,810	$587,284	$—		$3,010,094
Cost of sales	1,731,581		462,663	5(m), 5(p), 5(q)	2,194,244
Gross profit	691,229				815,850

Cost of sales (exclusive of items shown separately below)	—	412,416	(412,416)	5(q)	—
Selling, general, and administrative expense	333,252	—	110,247	5(l), 5(m), 5(n), 5(p)	443,499
Operating expenses	—	120,989	(120,989)	5(l)	—
Transactional expenses	—	5,646	(5,646)	5(l)	—
Depreciation and amortization expense	—	19,857	(19,857)	5(l)	—
Operating profit	357,977	28,376	(14,002)		372,351

Other income (expense), net:
Interest expense	(18,210)	(24,174)	5,677	5(o)	(36,707)
Loss on extinguishment of debt	(13,862)	—	—		(13,862)
Gain on foreign exchange	—	130	—		130
Other, net	210	—	—		210
Other (expense) income, net	(31,862)	(24,044)	5,677		(50,229)
Income (loss) before income taxes	326,115	4,332	(8,325)		322,122

Income tax (expense) benefit	(80,457)	(1,872)	2,165	5(r)	(80,164)
Net income (loss)	$245,658	$2,460	$(6,160)		$241,958

Net income per common share:
Basic	$7.49				$7.37
Diluted	$7.41				$7.30

Weighted average shares outstanding:
Basic	32,818,145				32,818,145
Diluted	33,155,995				33,155,995

TopBuild Corp.

Unaudited Condensed Combined Statement of Operations

(in thousands, except share and per common share amounts)

	Year Ended December 31, 2020
	Historical TopBuild	Historical DI	Transaction Accounting Adjustments		Pro Forma Combined
Net sales	$2,718,038	$662,859	$—		$3,380,897
Cost of sales	1,971,677		537,261	5(m), 5(p), 5(q)	2,508,938
Gross profit	746,361				871,959

Cost of sales (exclusive of items shown separately below)	—	471,726	(471,726)	5(q)	—
Selling, general, and administrative expense	391,315	—	147,383	5(l), 5(m), 5(n), 5(p), 5(s)	538,698
Operating expenses	—	156,650	(156,650)	5(l)	—
Depreciation and amortization expense	—	24,855	(24,855)	5(l)	—
Operating profit	355,046	9,628	(31,413)		333,261

Other income (expense), net:
Interest expense	(32,456)	(37,080)	9,088	5(o)	(60,448)
Loss on extinguishment of debt	(233)	—	—		(233)
Gain on foreign exchange	—	884	—		884
Other, net	733	—	—		733
Other (expense) income, net	(31,956)	(36,196)	9,088		(59,064)
Income (loss) before income taxes	323,090	(26,568)	(22,325)		274,197

Income tax (expense) benefit	(76,067)	6,692	5,804	5(r)	(63,571)
Net income (loss)	$247,023	$(19,876)	$(16,521)		$210,626

Net income per common share:
Basic	$7.50				$6.40
Diluted	$7.42				$6.33

Weighted average shares outstanding:
Basic	32,917,971				32,917,971
Diluted	33,299,986				33,299,986

TopBuild Corp.

Notes to Unaudited Condensed Combined Financial Statements

(tabular amounts in thousands)

1.	DESCRIPTION OF THE TRANSACTION

On October 15, 2021 (the “Closing Date”), TopBuild Corp., a Delaware corporation (“TopBuild”), completed its previously reported acquisition of Distribution International (the “DI Acquisition”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) with DI Parent, LP, a Delaware limited partnership, DI Super Holdings, Inc., a Delaware corporation (“DI”), Diameter Merger Co., a Delaware corporation (“Merger Sub”), and Advent International GPE VII, LLC, a Delaware limited liability company. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub merged with and into DI, with DI surviving the merger as a wholly owned subsidiary of TopBuild (the “Merger”). On the Closing Date, TopBuild paid aggregate consideration of $1,031.0 million in cash in respect of the DI Acquisition on a debt-free basis, subject to a customary purchase price adjustment mechanism.

2.	DESCRIPTION OF THE DEBT FINANCING

Amendment No. 2 to the Amended and Restated Credit Agreement  On October 7, 2021, TopBuild, together with certain of its subsidiaries, Bank of America, N.A., in its capacity of administrative agent for the lenders, and each of the lenders party thereto (the “Lenders”), entered into Amendment No. 2 (the “Amendment”) to the Company’s Amended and Restated Credit Agreement, dated March 20, 2020 (as amended, the “Credit Agreement”).

The Amendment, among other things, (i) extended the maturity date of both the revolving and term loan facilities under the Credit Agreement to October 7, 2026, (ii) re-advanced to the Company an aggregate amount equal to $7.5 million as part of the term loan under the Credit Agreement (the “New Term Loan A”), such that the aggregate outstanding principal amount of the term loan was $300.0 million, which equaled the original principal amount of such term loan as of the original date of the Credit Agreement (and reset the amortization schedule accordingly, taking into account the extended maturity date), (iii) increased the commitments available under the revolving facility from $450.0 million to $500.0 million and (iv) provided for a new $300.0 million delayed draw term loan facility (the “Delayed Draw Loan A”), the proceeds of which were used, in part, to finance the DI Acquisition, including the payment of related fees and expenses.

Senior Unsecured Notes  On October 14, 2021, TopBuild completed its private offering of $500.0 million aggregate principal amount of 4.125% Senior Notes due 2032 (the “Senior Notes”). The Company used the net proceeds from the issuance of the Notes, together with borrowings under its new delayed draw term loan facility and cash on hand, to fund the DI Acquisition, including the payment of related fees and expenses.

3.	BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information is based on the historical audited consolidated financial statements of TopBuild appearing in TopBuild’s Annual Report on Form 10-K for the year ended December 31, 2020, the unaudited condensed consolidated financial statements of TopBuild appearing in TopBuild’s Form 10-Q for the quarterly period ended September 30, 2021, the DI historical audited consolidated financial statements as of and for the year ended December 31, 2020 and the unaudited consolidated financial statements of DI as of and for the nine months ended September 30, 2021, filed as Exhibits 99.1 and 99.2, respectively, to TopBuild’s Current Report on Form 8-K/A (the “Form 8-K/A”) to which the following unaudited pro forma condensed combined financial information is being filed as Exhibit 99.3, as adjusted to illustrate the estimated pro forma effects of the DI Acquisition. The unaudited pro forma balance sheet gives effect to the DI Acquisition as if it had occurred on September 30, 2021. The unaudited pro forma statements of operations give effect to the DI Acquisition as if it had occurred as of January 1, 2020.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial information. In addition, the unaudited pro forma financial information has been compiled in accordance with the accounting policies of TopBuild as set out in the historical financial statements of TopBuild included in its Annual Report on Form 10-K for the year ended December 31, 2020.

The transaction accounting adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of TopBuild’s management, based on reviews of DI’s historical audited consolidated financial statements for the year ended December 31, 2020 and the unaudited consolidated financial statements for the nine months ended September 30, 2021, review of trial balances, certain discussions with DI’s management, and other procedures, all material adjustments have been made that are necessary to state fairly, in accordance with Article 11 of Regulation S-X, the pro forma financial statements.

The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with all assets acquired and liabilities assumed recognized and measured at their assumed acquisition date fair value (as defined in Accounting Standards Codification 820, Fair Value Measurement “ASC 820”) and transaction costs expensed as incurred. The excess of purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill.

The preliminary allocation of purchase price consideration is dependent on certain estimates and assumptions, which have not yet been finalized by management. The final valuation will be based on the actual net tangible and intangible assets of DI existing at the closing date of the DI Acquisition and may differ materially from amounts used for the pro forma financial statements.

The pro forma financial statements presented are for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the DI Acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma financial statements do not reflect any synergies that TopBuild may achieve as a result of the DI Acquisition, the costs to integrate the operations of DI or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

4.	PRELIMINARY ACQUISITION ACCOUNTING

The preliminary pro forma allocation of the purchase price is based on management’s preliminary estimates of the fair value of the assets acquired and the liabilities assumed. These estimates, based on management’s judgment and analysis, resulted in the following preliminary pro forma allocation of purchase price:

Purchase consideration	$1,031,048

Cash and cash equivalents	$1,093
Accounts receivable	130,300
Inventory	140,497
Prepaid expenses and other	14,041
Right of use assets	54,582
Property and equipment	39,303
Intangible assets	458,000
Other assets	2,070
Total assets	$839,886
Accounts payable	(68,781)
Accrued insurance reserve	(780)
Accrued liabilities	(40,944)
Short-term lease liabilities	(16,002)
Other current liabilities	(1,454)
Long-term lease liabilities	(39,639)
Long-term insurance reserves	(1,394)
Deferred tax liability	(63,210)
Total liabilities	$(232,204)
Net identifiable assets acquired	$607,682
Goodwill	423,366
Net assets acquired	$1,031,048

Net assets acquired do not include $14.0 million of transaction fees and expenses that represent costs that cannot be capitalized and should be expensed in accordance with ASC 805 guidance. Of these fees, $12.6 million remain unpaid as of September 30, 2021.

The above purchase price allocation is subject to additional adjustments following the close of the DI Acquisition, including finalization of deferred tax adjustments associated with the acquisition, which could change the amount of assets acquired or liabilities assumed.

A summary of the preliminary estimated fair value estimates and remaining useful lives of identifiable intangible assets are as follows:

	Estimated Value	Estimated useful lives (in years)
Trade name portfolio	$24,000	10
Customer relationships	434,000	12
Total identifiable intangible assets	$458,000

These adjustments reflect management’s preliminary fair value estimates. As a result of finalizing the fair market values and related purchase price allocation, the value attributable to identifiable intangible assets may change and result in a corresponding increase or decrease to amortization expense.

Goodwill reflects the preliminary estimate of the excess of the purchase price over the fair value of the identifiable assets to be acquired and liabilities to be assumed in the DI Acquisition and is not amortized.

5.	TRANSACTION ACCOUNTING ADJUSTMENTS

The transaction accounting adjustments to the Pro Forma Balance Sheet as of September 30, 2021 are as follows:

(a)    Reflects the adjustments to Cash and cash equivalents, prepared as if the DI Acquisition had occurred on September 30, 2021:

September 30, 2021
Cash paid to current stakeholders of DI	$(1,031,048)
Payment of transaction fees and expenses	(12,600)
Acquisition-related adjustment	(1,043,648)

Funds from borrowing under Senior Notes	500,000
Funds from borrowing under New Term Loan A	300,000
Funds from borrowing under Delayed Draw Loan A	300,000
Refinance of existing Term Loan A	(292,500)
Payment of debt issuance costs	(8,498)
Financing-related adjustment	799,002

Transaction accounting adjustments	$(244,646)

(b)   Reflects the adjustments to Current portion of long-term debt and Long-term debt balances, prepared as if the DI Acquisition had occurred on September 30, 2021:

	Current Portion of Long-Term Debt	Long-Term Debt
Funds from borrowing under New Term Loan A and Delayed Draw Loan A	$30,000	$570,000
Funds from borrowing under Senior Notes		500,000
Existing Unsecured Senior Notes		400,000
Equipment Notes	9,502	9,692
Payment of debt issuance costs		(8,498)
Unamortized debt issuance costs		(12,570)
Total debt, net of unamortized debt issuance costs	$39,502	$1,458,624
Elimination of historical current and long-term debt	(44,346)	(1,108,325)
Adjustment	$(4,844)	$350,299

(c)   Reflects the change in deferred tax liabilities results from adjustments to property and equipment and identifiable intangible assets and is based on management’s preliminary estimates of fair value. The table below summarizes the adjustment:

As of September 30, 2021
Elimination of DI's deferred tax liabilities	$(15,280)
Preliminary estimate of fair value of deferred tax liabilities on date of DI Acquisition	63,210
Adjustment	$47,930

(d)    Reflects the impact of eliminating historical equity balances of DI as of September 30, 2021.

(e)    Reflects the purchase accounting adjustment for the estimated right of use assets based on the acquisition method of accounting.

As of September 30, 2021
Elimination of DI's right of use assets	$(53,473)
Preliminary estimate of fair value right of use assets from the DI Acquisition	54,582
Adjustment	$1,109

(f)    Reflects the purchase accounting adjustment for the estimated property and equipment, net based on the acquisition method of accounting.

As of September 30, 2021
Elimination of DI's property and equipment, net	$(30,001)
Preliminary estimate of fair value of property and equipment, net from the DI Acquisition	39,303
Adjustment	$9,302

(g)   Reflects the elimination of DI’s goodwill and recognition of the estimate of goodwill for the purchase price consideration in excess of fair value of net assets acquired.  Refer to Note 4 for additional information on the goodwill expected to be recognized as of the acquisition date.

As of September 30, 2021
Elimination of DI's goodwill	$(316,664)
Preliminary estimate of goodwill from the DI Acquisition	423,366
Adjustment	$106,702

(h)    Reflects the purchase accounting adjustment for the estimated intangible assets based on the acquisition method of accounting.

As of September 30, 2021
Elimination of DI's other intangible assets	$(221,846)
Preliminary estimate of fair value of intangible assets from the DI Acquisition	458,000
Adjustment	$236,154

(i)    Reflects the purchase accounting adjustment for estimated inventory value based on the acquisition method of accounting.

(j)    Reflects the impact of an additional $11.2 million of expected transaction fees and expenses incurred assuming the DI Acquisition occurred on September 30, 2021, of which $12.6 million would be paid in cash at transaction closing.

(k)    Reflects the purchase price accounting adjustments of $0.8 million and $1.4 million in accrued liabilities and long-term portion of insurance reserves, respectively, related to insurance reserves.

The transaction accounting adjustments to the Pro Forma Statement of Operations for the nine months ended September 30, 2021 and year ended December 31, 2020 are as follows:

(l)   Reflects a reclass of amounts from operating expenses, transactional expenses and depreciation and amortization expense on DI’s statement of operations to selling, general and administrative expense to provide consistency on categorization of expenses to TopBuild.

(m)  Reflects the elimination of DI’s historical depreciation expense and to record depreciation expense for the estimated property and equipment, net from the preliminary purchase accounting adjustments assuming the DI Acquisition occurred on January 1, 2020. The following table summarizes the adjustments to cost of sales and selling, general, and administrative expense as a result of change in depreciation expense (assumes an average asset life of 5.5 years):

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Cost of Sales:
Elimination of DI's historical depreciation	$—	$—
Preliminary estimate of property and equipment depreciation from the DI Acquisition	1,382	1,842
Adjustment	$1,382	$1,842

Selling, general, and administrative expense:
Elimination of DI's historical depreciation	$(6,150)	$(7,263)
Preliminary estimate of property and equipment depreciation from the DI Acquisition	3,553	4,737
Adjustment	$(2,597)	$(2,526)

(n)   Reflects the elimination of DI’s historical amortization expense and to record amortization expense for the estimated intangible assets resulting from the preliminary purchase accounting adjustments assuming the DI Acquisition occurred on January 1, 2020. The following table summarizes the adjustment to Selling, general, and administrative expense as a result of change in amortization expense:

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Selling, general, and administrative expense:
Elimination of DI's historical amortization	$(13,707)	$(17,592)
Preliminary estimate of intangible asset amortization from the DI Acquisition	28,925	38,567
Adjustment	$15,218	$20,975

(o)  Reflects estimated interest expense assuming the DI Acquisition occurred on January 1, 2020. The interest expense adjustment for the DI Acquisition reflects incremental interest on the New Term Loan A (including delayed draw) and Senior Notes and was calculated as follows:

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Increased interest on New Term Loan A (including delayed draw)	$(2,350)	$(6,464)
Interest expense on Senior Notes	(15,469)	(20,625)
Increase in amortization of deferred financing costs	(678)	(903)
Elimination of DI's historical interest expense	24,174	37,080
Adjustment	$5,677	$9,088

(p)   Reflects a reclass of $48.9 million and $63.7 million from selling, general and administrative expense to cost of sales on DI’s statement of operations to provide consistency on categorization of expenses to TopBuild.

(q)   Reflects a reclass of amounts from cost of sales (exclusive of items shown separately below) on DI’s statement of operations to cost of sales to provide consistency on categorization of expenses to TopBuild.

(r)   Reflects a 26% effective tax rate (21% federal tax and 5% state tax) for the nine months ended September 30, 2021 and year ended December 31, 2020. Transaction costs have been deemed non-deductible and no benefits from permanent differences have been considered in determining the tax expense.

(s)   Reflects fees and expenses of $11.2 million that cannot be capitalized and should be expensed in accordance with ASC 805 guidance, and are being included in Selling, general and administrative expenses in the unaudited pro forma combined statement of operations for the year ended December 31, 2020.